CONSENT OF INDEPENDENT AUDITORS
Endowments:

We consent to (a) the use in this Post-Effective Amendment No. 47 to Registration Statement No. 2-34371 on Form N-1A of our reports dated February 20, 1998 and August 29, 1997, on the financial statements of Endowments, Inc. and Bond Portfolio for Endowments, Inc. for the six months period ended January 31, 1998 and the year ended July 31, 1997, respectively, appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and
(c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

July 28, 1998
Los Angeles, California